   As filed with the Securities and Exchange Commission on December 16, 1999
                                              Registration No. 333-
                                                                    ------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             SUMMIT BANK CORPORATION
             (Exact name of Registrant as specified in its charter)

            GEORGIA                                              58-1722476
--------------------------------------------------------------------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

               4360 CHAMBLEE-DUNWOODY ROAD, ATLANTA, GEORGIA 30341
--------------------------------------------------------------------------------
             (Address of principal executive offices and zip code)

                SUMMIT BANK CORPORATION 1998 STOCK INCENTIVE PLAN

                            (Full Title of the Plan)
--------------------------------------------------------------------------------

                           KATHRYN L. KNUDSON, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA 30303
                     (Name and address of agent for service)
--------------------------------------------------------------------------------

                                 (404) 572-6952
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                                  PIN PIN CHAU
                             SUMMIT BANK CORPORATION
                           4360 CHAMBLEE-DUNWOODY ROAD
                             ATLANTA, GEORGIA 30341
                                  (770)454-0400

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
                                Proposed         Proposed
Title of                        Maximum          Maximum
Securities      Amount          Offering         Aggregate          Amount of
to be           to be           Price            Offering           Registration
Registered      Registered      Per Share        Price              Fee
---------------------------------------------------------------------------------
Common
Stock, $0.01    200,000         $12.65625(2)     $2,531,250.00(3)   $669.00
par value       shares(1)
---------------------------------------------------------------------------------

(1) Representing shares to be issued and sold by the Registrant under the Summit Bank Corporation 1998 Stock Incentive Plan. The Registration Statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of the Plan.
(2) The average of the high and low prices of the Registrant's Common Stock as reported by the Nasdaq National Market for December 15, 1999
(3) The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 000-21267);

         (2) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (File No. 000-21267);

         (3) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 000-21267);

         (4) The Registrants' Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and

         (5) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A12G dated August 27, 1996 (File No. 000-21267), which incorporates by reference the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form S-1 dated August 10, 1987 (File No. 33-16366).

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF THE SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, has rendered an opinion regarding the legality of the shares of Common Stock registered hereby.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The registrant's Bylaws provide indemnification as follows:

9.1 Indemnification of Directors. The Corporation shall indemnify and hold harmless any person (an "Indemnified Person") who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation) by reason of the fact that he is or was a director of the Corporation, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), and against any judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided, that no indemnification shall be made in respect of (a)expenses, judgments, fines and amounts paid in settlement attributable to (i)any appropriation, in violation of such person's duty to the Corporation, of any business opportunity of the Corporation, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 14-2-832 of the Georgia Business Corporation Code, and (iv) any transaction from which such person received an improper personal benefit, or (b)any other judgments, fines and amounts paid in settlement to the extent that such amounts do not exceed liability limits, if any, set forth in the Corporation's articles of incorporation. If at any time the Georgia Business Corporation Code shall have been amended to authorize the further indemnification against liability of a director, then each director of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders; provided that no indemnification shall be made in respect of any judgments, fines and amounts paid in settlement for which indemnification is authorized by the Code to the extent that such amounts do not exceed liability limits, if any, set forth in the Corporation's articles of incorporation.

9.2 Indemnification of Officers and Others. The Board of Directors shall have the power to cause the Corporation to provide to officers, employees and agents of the Corporation all or any part of the right to indemnification and other rights of the type provided under Sections 9.1, 9.5 and 9.10 of this Article Nine (subject to the conditions, limitations and obligations specified therein, but not subject however to the limitation imposed under clause (b) of Section 9.1 of this Article Nine), upon a resolution to that effect identifying such officers, employees or agents (by position or name) and specifying the particular rights provided, which may be different for each of the officers, employees and agents identified. Each officer, employee or agent of the Corporation so identified shall be an "Indemnified Person" for purposes of the provisions of this Article Nine.

9.3 Subsidiaries. The Board of Directors shall have the power to cause the Corporation to provide to any director, officer, employee or agent of this Corporation who also is a director, officer, trustee, general partner, employee or agent of a Subsidiary (as defined below), all or any part of the right to indemnification and other rights of the type provided under Sections 9.1, 9.5 and 9.10 of this Article Nine (subject to the conditions, limitations and obligations specified therein), with regard to amounts actually and reasonably incurred by such person by reason of the fact that he is or was a director, officer, trustee, general partner, employee or agent of the Subsidiary. The Board of Directors shall exercise such power, if at all, through a resolution identifying the person or persons to be indemnified (by position or name) and the Subsidiary (by name or other classification), and specifying the particular rights provided, which may be different for each of the directors, officers, employees and agents identified. Each person so identified shall be an "Indemnified Person" for purposes of the provisions of this Article Nine. As used in this Article Nine, "Subsidiary" shall mean (i) another corporation, joint venture, trust, partnership or unincorporated business association more than twenty percent (20%) of the voting capital stock or other voting equity interest of which was, at or after the time the circumstances giving rise to such action, suit or proceeding arose, owned, directly or indirectly, by the Corporation, or (ii) a nonprofit corporation which receives its principal financial support from the Corporation or its subsidiaries.

9.4 Determination. Notwithstanding any judgment, order, settlement, conviction or plea in any action, suit or proceeding of the kind referred to in Section 9.1 of this Article Nine, an Indemnified Person shall be entitled to indemnification as provided in such Section 9.1 unless a determination that such Indemnified Person is not entitled to such indemnification (because of the applicability of clause (a) or (b) of such Section 9.1) shall be made (i) by the Board of Directors by a majority vote or consent of a quorum consisting of directors who are not seeking the benefits of such indemnification; or (ii) if such quorum is not obtainable, or, even if obtainable if a quorum of such disinterested directors so directs, in a written opinion by independent legal counsel (which counsel may be the outside legal counsel regularly employed or retained by the Corporation); or (iii) if a quorum cannot be obtained under (i) above and in the absence of a written opinion by independent legal counsel, by majority vote or consent of a committee duly designated by the Board of Directors (in which designated interested directors may participate), consisting solely of one or more directors who are not seeking the benefit of such indemnification. Provided, however, that notwithstanding any determination pursuant to the preceding sentence, if such determination shall have been made at a time that the members of the Board of Directors, so serving when the events upon which such Indemnified Person's liability has been based occurred, no longer constitute a majority of the members of the Board of Directors, then such Indemnified Person shall nonetheless be entitled to indemnification as set forth in such Section 9.1 unless the Corporation shall carry the burden of proving, in an action before any court of competent jurisdiction, that such Indemnified Person is not entitled to indemnification because of the applicability of clause(a) or (b) of such Section 9.1.

9.5 Advances. Expenses (including, but not limited to, attorneys' fees and disbursements, court costs, and expert witness fees) incurred by the Indemnified Person in defending any action, suit or proceeding of the kind described in Section 9.1 hereof shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as set forth herein. The Corporation shall promptly pay the amount of such expenses to the Indemnified Person, but in no event later than ten
         (10) days following the Indemnified Person's delivery to the Corporation of a written request for an advance pursuant to this
         Section 9.5, together with a reasonable accounting of such expenses; provided, that the Indemnified Person shall undertake and agree to repay to the Corporation any advances made pursuant to this Section 9.5 if it shall be determined pursuant to Section 9.4 that the Indemnified Person is not entitled to be indemnified by the Corporation for such amounts. The Corporation shall make the advances contemplated by this
         Section 9.5 regardless of the Indemnified Person's financial ability to make repayment. Any advances and undertakings to repay pursuant to this
         Section 9.5 shall be unsecured and interest-free.

9.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, general partner, employee or agent of another corporation, nonprofit corporation, joint venture, trust, partnership, unincorporated business association or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Nine.

9.7 Notice. If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three (3) months from the date of such payment, and in any event, within fifteen (15) months from the date of such payments send by first class mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amount paid and the nature and statue at the time of such payment of the litigation or threatened litigation.

9.8 Security. The Corporation may designate certain of its assets as collateral, provide self-insurance or otherwise secure its obligations under this Article Nine, or under any indemnification agreement or plan of indemnification adopted and entered into in accordance with the provisions of this Article Nine, as the Board of Directors deems appropriate.

9.9 Amendment. Any amendment to this Article Nine which limits or otherwise adversely effects the right of indemnification or other rights of any Indemnified Person hereunder shall, as to such indemnified Person, apply only to claims, actions, suits or proceedings based on actions, events or omissions (collectively, "Post Amendment Events") occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any indemnified Person shall, as to any claim, action, suit or proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification and other rights under this Article Nine to the same extent as had such provisions continued as part of the bylaws of the Corporation without such amendment. This
         Section 9.9 cannot be altered, amended or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person. The Board of Directors may not alter, amend or repeal any provision of this Article Nine in a manner that extends or enlarges the right of any person to indemnification or advancement of expenses hereunder, except with the approval of the holders of a majority of all the shares of capital stock of the Corporation entitled to vote thereon at a meeting called for such purpose.

9.10 Agreements. The provisions of this Article Nine shall be deemed to constitute an agreement between the Corporation and each person entitled to indemnification hereunder. In addition to the rights provided in this Article Nine, the Corporation shall have the power, upon authorization by the Board of Directors, to enter into an agreement or agreements providing to any person who is or was a director, officer, employee or agent of the Corporation indemnification rights substantially similar to those provided in this Article Nine.

9.11 Successors. For purposes of this Article Nine, the terms "the Corporation" or "this Corporation" shall include any corporation, joint venture, trust, partnership or unincorporated business association which is the successor to all or substantially all of the business or assets of this Corporation, as a result of merger, consolidation, sale, liquidation or otherwise, and any such successor shall be liable to the person indemnified under this Article Nine on the same terms and conditions and to the some extent as this Corporation.

9.12 Additional Indemnification. In addition to the specific indemnification rights set forth herein, the Corporation shall indemnify each of its directors and officers to the full extent permitted by action of the Board of Directors without shareholder approval under the Georgia Business Corporation Code or other laws of the State of Georgia.


ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.          EXHIBITS.

        The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit
   No.                               Description
-------                              -----------

 5.1 Opinion of Powell, Goldstein, Frazer & Murphy LLP with respect to the securities being registered, including consent.

23.1           Consent of counsel (included in Exhibit 5.1).

23.2           Consent of KPMG LLP, independent auditors.

24.1           Power of Attorney (see signature pages to this Registration
               Statement).

99.1           Summit Bank Corporation 1998 Stock Incentive Plan.

ITEM 9.  UNDERTAKINGS.

        (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this the 29th day of November, 1999.

                                  SUMMIT BANK CORPORATION


                                  By:     /s/ Gary K. McClung
                                     ------------------------------------------
                                           Gary K. McClung
                                           Executive Vice President,
                                           Chief Financial Officer and Secretary
                                           (Principal Financial Officer and
                                           Principal Accounting Officer)


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary K. McClung and Pin Pin Chau as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.


           SIGNATURE                                     TITLE                                 DATE
           ---------                                     -----                                 ----

 /s/ David Yu                                Director and President                       November 29, 1999
-------------------------------
David Yu


 /s/ Pin Pin Chau                            Director and Chief Executive Officer         November 29, 1999
-------------------------------              (Principal Executive Officer)
Pin Pin Chau

 /s/ Gary K. McClung                         Executive Vice President,                    November 29, 1999
-------------------------------              Chief Financial Officer and
Gary K. McClung                              Secretary (Principal Accounting
                                             Officer and Principal Financial
                                             Officer)

 /s/ Jack N. Halpern                         Director, Chairman of the Board              November 29, 1999
-------------------------------
Jack N. Halpern

 /s/ Gerald L. Allison                       Director, Vice Chairman of the Board         November 29, 1999
-------------------------------
Gerald L. Allison

 /s/ Aaron I. Alembik                        Director                                     November 29, 1999
-------------------------------
Aaron I. Alembik

 /s/ Paul C. Y. Chu                          Director                                     November 29, 1999
-------------------------------
Paul C.Y. Chu

 /s/ Peter M. Cohen                          Director                                     November 29, 1999
-------------------------------
Peter M. Cohen

 /s/ Jose I. Gonzalez                        Director                                     November 29, 1999
-------------------------------
Jose I. Gonzalez

 /s/ Donald R. Harkleroad                    Director                                     November 29, 1999
-------------------------------
Donald R. Harkleroad

 /s/ Daniel T. Huang                         Director                                     November 29, 1999
-------------------------------
Daniel T. Huang

 /s/ Shafik H. Ladha                         Director                                     November 29, 1999
-------------------------------
Shafik H. Ladha

 /s/ James S. Lai                            Director                                     November 29, 1999
-------------------------------
James S. Lai

 /s/ Sion Nyen (Francis) Lai                 Director                                     November 29, 1999
-------------------------------
Sion Nyen (Francis) Lai

 /s/ Shih Chien (Raymond) Lo                 Director                                     November 29, 1999
-------------------------------
Shih Chien (Raymond) Lo

 /s/Nack Paek                                Director                                     November 29, 1999
-------------------------------
Nack Paek

 /s/ Carl L. Patrick, Jr.                    Director                                     November 29, 1999
-------------------------------
Carl L. Patrick, Jr.

 /s/ Cecil M. Phillips                       Director                                     November 29, 1999
-------------------------------
Cecil M. Phillips

 /s/ W. Clayton Sparrow, Jr.                 Director                                     November 29, 1999
-------------------------------
W. Clayton Sparrow, Jr.

 /s/ Howard H. L. Tai                        Director                                     November 29, 1999
-------------------------------
Howard H. L. Tai

 /s/ P. Carl Unger                           Director                                     November 29, 1999
-------------------------------
P. Carl Unger

                                  EXHIBIT INDEX

            Exhibit                            Description
              No.                              -----------
            ------
              5.1           Opinion of Powell, Goldstein, Frazer & Murphy LLP
                            with respect to the securities being registered,
                            including consent.

              23.1          Consent of counsel (included in Exhibit 5.1).

              23.2          Consent of KPMG LLP, independent auditors.

              24.1 Power of Attorney (see signature pages to this Registration Statement).

              99.1          Summit Bank Corporation 1998 Stock Incentive Plan.